					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		September 28,	September 30,	October 1,
		2024	2023	2022
Operating income, as reported		$167,732	$195,820	$178,185
Restructuring and other charges		20,257	23,094	2,021
Accelerated stock-based compensation (1)		5,063	—	—
Adjusted operating income		193,052	218,914	180,206
Tax rate		13.0%	13.0%	13.0%
Adjusted operating income (tax-effected)		$167,955	$190,455	$156,779
Average invested capital		$1,418,698	$1,425,626	$1,207,357
ROIC		11.8%	13.4%	13.0%
WACC		8.2%	9.0%	9.3%
Economic Return		3.6%	4.4%	3.7%

Average Invested Capital	Fiscal 2024
	September 28,	June 29,	March 30,	December 30,	September 30,	Average invested capital
	2024	2024	2024	2023	2023
Equity	$1,324,825	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	157,325	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	14,697	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	89,993	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	32,275	31,923	33,915	35,989	38,552
Less:
Cash and cash equivalents	(345,109)	(269,868)	(265,053)	(231,982)	(256,233)
	$1,274,006	$1,385,295	$1,474,894	$1,523,171	$1,436,122	$1,418,698

Average Invested Capital	Fiscal 2023
	September 30,	July 1,	April 1,	December 31,	October 1,	Average invested capital
	2023	2023	2023	2022	2022
Equity	$1,214,382	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	240,205	304,781	294,011	329,076	273,971
Operating lease obligations - current (2)	8,363	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	190,853	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	38,552	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(256,233)	(252,965)	(269,664)	(247,880)	(274,805)
	$1,436,122	$1,472,933	$1,435,074	$1,459,754	$1,324,249	$1,425,626

Average Invested Capital	Fiscal 2022
	October 1,	July 2,	April 2,	January 1,	October 2,	Average invested capital
	2022	2022	2022	2022	2021
Equity	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	273,971	250,012	222,393	151,417	66,313
Operating lease obligations - current (2)	7,948	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	187,776	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	33,628	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(274,805)	(276,608)	(307,964)	(217,067)	(270,172)
	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253	$1,207,357

(1)	During the twelve months ended September 28, 2024 $5.1 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Consolidated Statement of Operations as a result of a previously announced executive retirement account.
(2)	Included in other accrued liabilities on the Consolidated Balance Sheets.